Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

7.100% FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES D

OF

ALLY FINANCIAL INC.

Ally Financial Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The Pricing Committee of the Board of Directors of the Corporation (the “Pricing Committee”), duly authorized by the Board of Directors of the Corporation (the “Board”) by resolutions of the Board duly adopted on March 6, 2026 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, the Corporation’s Amended and Restated Bylaws, as amended to date, and applicable law, has adopted the following resolution on April 27, 2026, creating a series of Preferred Stock of up to 1,000,000 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D” (the “Series D Preferred Stock”):

RESOLVED, that pursuant to the authority granted to and vested in the Pricing Committee by the Board Resolutions, the Series D Preferred Stock, established by the Board Resolutions, shall be designated as the “7.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D,” and shall consist of 1,000,000 shares, and the terms, preferences, privileges, designations, rights, limitations and restrictions thereof are hereby established as set forth below:

1. Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles” means the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or executive order to close in The City of New York.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Common Stock” means the common stock of the Corporation, $0.01 par value per share.

“Preferred Stock” means the preferred stock of the Corporation, $0.01 par value per share.

2. Designation and Number of Shares. A series of Preferred Stock designated the “7.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D” (hereinafter called “Series D Preferred Stock”) is established hereby, and the authorized number of shares that shall constitute such series shall be 1,000,000 shares, $0.01 par value per share, and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series D Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles (as then in effect), the Bylaws (as then in effect) and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Corporation’s Articles (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles (as then in effect), the Bylaws (as then in effect) and applicable law but not below the number of shares of Series D Preferred Stock then outstanding. Shares of Series D Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s Preferred Stock, undesignated as to series.

3. Ranking. The shares of Series D Preferred Stock shall rank:

(a) senior, as to dividends and upon the liquidation, dissolution or winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks on parity with the Series D Preferred Stock or senior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be (collectively, “Series D Junior Securities”);

(b) on parity, as to dividends and upon the liquidation, dissolution or winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks on parity with the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be, including the Corporation’s currently outstanding 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, liquidation preference of $1,000 per share and 4.700% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, liquidation preference of $1,000 per share (collectively, “Series D Parity Securities”);

(c) junior, as to dividends and upon the liquidation, dissolution or winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding-up of the Corporation, as the case may be; and

(d) junior, upon the liquidation, dissolution or winding-up of the Corporation, to all existing and future indebtedness and other non-equity claims against the Corporation.

The Corporation may authorize and issue additional shares of Series D Junior Securities and Series D Parity Securities from time to time without notice to or the consent of the holders of the Series D Preferred Stock.

4. Dividends.

(a) Holders of Series D Preferred Stock will be entitled to receive, only when, as and if declared by the Board or a duly authorized committee of the Board, on each Series D Dividend Payment Date, out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series D Preferred Stock of $1,000 per share at a rate equal to (i) from the date of original issue to, but excluding, August 15, 2031 (the “First Reset Date”), at a fixed rate of 7.100% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate (as defined below) as of the most recent Reset Dividend Determination Date plus 3.148%. If the Corporation issues additional shares of the Series D Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series D Preferred Stock quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2026, each such day a “Series D Dividend Payment Date”; provided, however, that if any such Series D Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series D Dividend Payment Date but dividends on the Series D Preferred Stock shall be paid on the next succeeding Business Day (without any adjustment to the amount of the dividend per share of Series D Preferred Stock due on such Series D Dividend Payment Date).

(c) A “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date. Reset Dates, including the First Reset Date, will not be adjusted for Business Days. A “Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date. A “Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period. For the avoidance of doubt, the first Reset Period will be the period from, and including, the First Reset Date to, but excluding, August 15, 2036.

(d) Dividends will be payable to holders of record of Series D Preferred Stock on the applicable record date (each such date being referred to as a “dividend record date”), which shall be the 15th calendar day before the applicable Series D Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 60 calendar days before the applicable Series D Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board. Such dividend record dates shall apply regardless of whether a particular dividend record date is a Business Day.

(e) A “Series D Dividend Period” is the period from and including a Series D Dividend Payment Date to, but excluding, the next succeeding Series D Dividend Payment Date, except that the initial Series D Dividend Period will commence on and include the original issue date of Series D Preferred Stock and continue to but exclude August 15, 2026. Dividends payable on Series D Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series D Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series D Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series D Preferred Stock called for redemption.

(f) For any Reset Period commencing on or after the First Reset Date, the “Five-Year Treasury Rate” will be:

(1) (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding such date of determination (or, if fewer than five Business Days appear, such number of Business Days) appearing under the caption “U.S. Government Securities – Treasury Constant Maturities – Nominal” (or any successor caption or heading) in the most recently published H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination (the “Initial Base Rate”); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days immediately preceding such date of determination (or, if fewer than five Business Days appear, such number of Business Days) appearing under the caption “U.S. Government Securities – Treasury Constant Maturities – Nominal” (or any successor caption or heading) in the H.15 Daily Update as of 5:00 p.m. (Eastern Time) as of any date of determination.

(2) If the Corporation, in its sole discretion, determines on or prior to any Reset Dividend Determination Date that the “Five-Year Treasury Rate” cannot be determined in the manner described in clause (1) above (a “Rate Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Series D Preferred Stock or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Initial Base Rate. If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Initial Base Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, determines that the Five-Year Treasury Rate cannot be determined in the manner described in clause (1) and the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Initial Base Rate, then the Five-Year Treasury Rate will be the same rate determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, the “Five-Year Treasury Rate” for the first Reset Period will be 3.952%.

(g) “H.15 Daily Update” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve (as defined below) or any successor.

(h) The Five-Year Treasury Rate will be determined by the calculation agent on the third Business Day immediately preceding the applicable Reset Date.

(i) Dividends on the Series D Preferred Stock are discretionary and will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series D Preferred Stock in respect of a Series D Dividend Period before the related Series D Dividend Payment Date, then such unpaid dividends shall cease to accrue, shall not be payable on the applicable Series D Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series D Preferred Stock shall have no right to receive) dividends accrued for such Series D Dividend Period after the Series D Dividend Payment Date for such Series D Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series D Dividend Period with respect to the Series D Preferred Stock or, without limitation of the succeeding provisions of this Section 4, the Corporation’s Common Stock or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest shall be payable in respect of any dividend not declared.

(j) Notwithstanding any other provision hereof, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with the laws and regulations applicable thereto, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency, applicable to the Corporation.

(k) So long as any share of Series D Preferred Stock remains outstanding, unless the full dividends for the most recently completed Series D Dividend Period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment:

(1) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series D Junior Securities, other than (i) a dividend payable solely in Series D Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under such plan;

(2) no shares of Series D Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series D Junior Securities for or into other Series D Junior Securities, (ii) the exchange or conversion of one share of Series D Junior Securities for or into another share of Series D Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series D Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series D Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series D Junior Securities pursuant to a contractually binding requirement to buy Series D Junior Securities existing prior to the most recently completed Series D Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series D Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3) no shares of Series D Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of Series D Preferred Stock and such Series D Parity Securities, (ii) as a result of a reclassification of Series D Parity Securities for or into other Series D Parity Securities, (iii) the exchange or conversion of one share of Series D Parity Securities for or into another share of Series D Parity Securities or Series D Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series D Parity Securities, (v) purchases of shares of Series D Parity Securities pursuant to a contractually binding requirement to buy Series D Parity Securities existing prior to the most recently completed Series D Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series D Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

(l) Notwithstanding the foregoing, when dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series D Preferred Stock and any Series D Parity Securities, all dividends declared upon shares of Series D Preferred Stock and any Series D Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series D Preferred Stock and all Series D Parity Securities payable on such dividend payment date. To the extent a dividend period with respect to any Series D Parity Securities coincides with more than one Series D Dividend Period, for purposes of the immediately preceding sentence the Board (or a duly authorized committee of the Board) shall, to the extent permitted by the terms of each affected series, treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Series D Dividend Period, or shall treat such dividend period(s) with respect to any Series D Parity

Securities and Series D Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series D Parity Securities and the Series D Preferred Stock. To the extent a Series D Dividend Period coincides with more than one dividend period with respect to any Series D Parity Securities, for purposes of the first sentence of this paragraph the Board (or a duly authorized committee of the Board) shall treat such Series D Dividend Period as two or more consecutive Series D Dividend Periods, none of which coincides with more than one dividend period with respect to such Series D Parity Securities, or shall treat such Series D Dividend Period(s) and dividend period(s) with respect to any Series D Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series D Preferred Stock and such Series D Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series D Parity Securities means such dividend periods as are provided for in the terms of such Series D Parity Securities.

(m) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series D Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series D Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities or obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series D Preferred Stock with respect to distributions of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation’s business or affairs, and before any distribution of assets is made to holders of Common Stock or any Series D Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution). After payment of the full amount of such liquidating distribution, the holders of Series D Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series D Preferred Stock and all holders of any Series D Parity Securities, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Series D Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series D Preferred Stock or any Series D Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series D Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series D Preferred Stock and any Series D Parity Securities, the holders of the Corporation’s Series D Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, neither the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or property for their shares, in each case, individually or as part of a series of transactions, shall constitute a liquidation, dissolution or winding-up of the Corporation.

6. Redemption.

(a) Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series D Preferred Stock is not redeemable prior to the First Reset Date. On and after that date, shares of Series D Preferred Stock at the time outstanding will be redeemable at the option of the Corporation, subject to the approval of the Federal Reserve or any Appropriate Federal Banking Agency, in whole or in part, from time to time, on any Series D Dividend Payment Date on or after the First Reset Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the date of redemption, without accumulation of any undeclared dividends. Holders of Series D Preferred Stock will have no right to require the redemption or repurchase of Series D Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series D Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but excluding, the date of redemption, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date for a Series D Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the Series D Dividend Payment Date as provided in Section 4(d) above. In all cases, the Corporation may not redeem shares of the Series D Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under the capital adequacy rules or regulations applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series D Preferred Stock; (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series D Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series D Preferred Stock then outstanding as additional “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series D Preferred Stock is outstanding.

(b) If shares of Series D Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series D Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series D Preferred Stock or any depositary shares representing interests in the Series D Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption shall include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where holders may surrender certificates evidencing shares of Series D Preferred Stock for payment of the redemption price. If notice of redemption of any shares of Series D Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c) In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation either pro rata from the holders of record of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by those holders or by lot.

7. Voting Rights.

(a) Except as provided in this Section 7 or as expressly required by law, the holders of shares of Series D Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series D Preferred Stock remain outstanding, in addition to any other vote or consent of the stockholders of the Corporation required by law or the Articles, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series D Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1) authorize, create, issue shares of, or increase the authorized amount of, any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2) amend, alter or repeal the provisions of the Articles (including this Certificate of Designation), whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create or issue, or increase the authorized or issued amount of, any Series D Junior Securities or any Series D Parity Securities, or any securities convertible into or exchangeable or exercisable for Series D Junior Securities or Series D Parity Securities, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of Series D Preferred Stock, and shall not require the affirmative vote or consent of the holders of any outstanding shares of Series D Preferred Stock; or

(3) consummate a binding share-exchange or reclassification involving the Series D Preferred Stock, or sale, conveyance, exchange or transfer of all or substantially all of the Corporation’s assets or business or a merger or consolidation of the Corporation with or into another entity, unless in each case (i) the shares of the Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity, and (ii) such shares remaining outstanding or such preference securities, as the case may be, have powers, preferences, privileges and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges and rights of the Series D Preferred Stock, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Special Voting Preferred Stock (as defined below) (including the Series D Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series D Preferred Stock to effect such redemption.

(c) If the Corporation fails to declare and pay, or declare and set aside for payment, dividends on outstanding shares of the Series D Preferred Stock or any other series of Special Voting Preferred Stock for an aggregate amount equal to the amount of dividends payable on the Series D Preferred Stock as contemplated by this Certificate of Designation for any six quarterly Series D Dividend Periods, whether or not for consecutive Series D Dividend Periods (a “Nonpayment Event”), the authorized number of directors then constituting the Corporation’s Board shall be automatically increased by two and the holders of the Series D Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly-created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may then be listed) that listed companies must have a majority of independent directors. In that event, at the request of holders of at least 20% of the Series D Preferred Stock or of any other series of Special Voting Preferred Stock, a special meeting of the holders of Series D Preferred Stock and any such Special Voting Preferred Stock for which the failure to pay dividends has given rise to a Nonpayment Event shall be called by the Corporation for the election of the Preferred Directors (provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, such election of Preferred Directors shall be held at such next annual or special meeting of stockholders), followed by such election of such Preferred Directors at each subsequent annual meeting of stockholders until all full dividends have been declared and paid (or declared and a sum sufficient for payment of such dividends has been set aside for payment) on the Series D Preferred Stock and such Special Voting Preferred Stock for Series D Dividend Periods after the Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, subject to re-vesting in the event of each and every subsequent Nonpayment Event as described below.

“Special Voting Preferred Stock” means any other class or series of Preferred Stock ranking equally with the Series D Preferred Stock either as to dividends or the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation and upon which like voting rights have been conferred and are exercisable.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends have been set aside for payment) on the Series D Preferred Stock and any applicable series of Special Voting Preferred Stock for Series D Dividend Periods after a Nonpayment Event that, in the aggregate, equal at least 12 consecutive months, then the right of the holders of Series D Preferred Stock and such Special Voting Preferred Stock to elect the Preferred Directors shall be divested and shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series D Preferred Stock (along with holders of any applicable series of

Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid (other than prior to the initial election of the Preferred Directors following any Nonpayment Event), the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, such a successor may be chosen by a vote of the holders of a majority of the outstanding shares of Series D Preferred Stock (along with holders of any applicable series of Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d) The rules and procedures for calling and conducting any meeting of the holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles (as then in effect), the Bylaws (as then in effect) and applicable law and the rules of any national securities exchange on which the Series D Preferred Stock is listed or traded at the time.

8. Conversion Rights. The holders of shares of Series D Preferred Stock shall not have any rights to convert such shares into, or exchange such shares for, shares of any other class or series of securities of the Corporation.

9. Preemptive Rights. The holders of shares of Series D Preferred Stock shall not have any preemptive or subscription rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

10. Certificates. The Corporation may at its option issue shares of Series D Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

11. Transfer Agent. The Corporation shall appoint a transfer agent for the Series D Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12. Registrar. The Corporation shall appoint a registrar for the Series D Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13. Calculation Agent. The Corporation shall appoint a calculation agent for the Series D Preferred Stock. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. The Corporation may appoint itself or an affiliate of the Corporation as the calculation agent for the Series D Preferred Stock.

14. No Other Rights. The shares of Series D Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Bradley J. Brown, its Treasurer, on April 29, 2026.

ALLY FINANCIAL INC.

By:	/s/ Bradley J. Brown
Name:	Bradley J. Brown
Title:	Treasurer